CONTACT:  Bruce Zurlnick                     Melissa Myron/Rachel Albert
          Senior Vice President and          Financial Dynamics
          Chief Financial Officer            (212) 850-5600
          Finlay Enterprises, Inc.
          (212) 808-2800

FOR IMMEDIATE RELEASE
---------------------

                    FINLAY ENTERPRISES ANNOUNCES LICENSE WITH
                     BELK, INC. WILL NOT BE RENEWED IN 2007

NEW YORK, NY, MAY 31, 2006 - FINLAY ENTERPRISES, INC. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, today announced its license with Belk, Inc. will not be renewed when it expires on January 31,
2007.

Belk has entered into an agreement to purchase the assets of Migerobe, Inc., a privately-held company that currently licenses fine jewelry departments in 36
Belk locations. As a result of the pending transaction, Belk has informed Finlay it will not renew its license agreements when they expire at the end of this fiscal year. Finlay currently operates in 75 Belk doors.

In fiscal 2005, these 75 locations generated approximately $43 million of revenue. Finlay is currently evaluating the impact these closings will have on its financial results for fiscal 2006 and beyond.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises,
Inc., commented, "Although we are disappointed with Belk's decision, our core business remains solid and we are confident that our flexible cost structure will allow us to manage the transition in the most efficient manner possible. We remain focused on our ongoing efforts to add new sources of growth to our business. We continue to be pleased with the performance of Carlyle and have plans in place for continued growth of this business. In addition to the license agreements with Federated for Macy's South, Macy's Midwest, Macy's North, and
Macy's Northwest previously extended to January 31, 2009, we also announced last week the extension of our Bloomingdale's agreement through January 30, 2010."

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine
Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States with sales of $990.1 million in fiscal 2005. The number of locations at the end of the first quarter of fiscal 2006 totaled 957, including 32 Carlyle specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the
Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by
Finlay or any other person that the events or circumstances described in such statement are material.

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